Exhibit 1

                             clickNsettle.com, Inc.

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             CLICKNSETTLE.COM, INC.

               (Under Section 242 of the General Corporation Law)

      clickNsettle.com, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

      FIRST: The name of the Corporation is clickNsettle.com, Inc.

            SECOND: The Board of Directors of the Corporation adopted the following preamble and resolution on September 23, 2003, setting forth, proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

            WHEREAS, the Board of Directors deems it advisable to increase the number of outstanding shares of the Corporation and the number of authorized shares of common stock; be it

            RESOLVED, that each share of issued and outstanding common stock, par value $0.001 per share, of the Corporation be reclassified into 6 shares of issued and outstanding common stock, par value $0.001 per share, of the Corporation, and the number of authorized shares of common stock shall be increased from 15 million to 25 million, and that to effect such stock reclassification, and subject to the approval of a majority of the stockholders of the Corporation, Article Fourth of the Certificate of Incorporation of the Corporation be amended to add the following after the last line of the paragraph:

            "Upon the filing in the office of the Secretary of State of Delaware of a Certificate of Amendment whereby this Article Fourth is being amended to add this paragraph, each previously outstanding share of common stock, par value $0.001 per share, of the Corporation shall thereby and thereupon be reclassified into 6 validly issued, fully paid, and non-assessable shares of common stock, par value $0.001 per share, of the Corporation."

            Article Fourth is also amended by deleting "Fifteen Million (15,000,000)" and replacing it with "Twenty-Five Million (25,000,000)."

            THIRD: That thereafter the above amendment to the Certificate of Incorporation of the Corporation was duly approved upon written consent of the stockholders owning a majority of the issued and


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outstanding shares of the common stock of the Corporation entitled to vote thereon in accordance with Section 228 of the General Corporation Law.

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this ___ day of December 2003.

                                               clickNsettle.com, Inc.


                                               By: _____________________________
                                                   Name:  Roy Israel
                                                   Title: CEO & President

ATTEST:

___________________________________
Name: Patricia A. Giuliani-Rheaume
Title: VP & CFO


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